EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HALLMARK ANNOUNCES ELECTION OF CEO

FORT WORTH, Texas -- August 8, 2006 -- Hallmark Financial Services, Inc. (Amex: HAF) today announced that on August 6, 2006, Mark E. Schwarz vacated the position of Chief Executive Officer to take the newly created position of Executive Chairman of Hallmark and, at the recommendation of Mr. Schwarz, Mark J. Morrison was elected Chief Executive Officer. Mr. Schwarz will continue to serve as an executive of Hallmark as well as chairman of its Board of Directors. Mr. Morrison will also remain President of Hallmark, but will relinquish his positions as Chief Operating Officer and Chief Financial Officer. Hallmark's current Senior Vice President and Chief Accounting Officer, Jeffrey R. Passmore, has assumed the duties of the principal financial officer of the Company.

"The appointment of Mark Morrison as our Chief Executive Officer is the natural progression of an expanding role at Hallmark resulting from his demonstrated leadership and strategic direction," stated Executive Chairman Mark E. Schwarz. "We are fortunate to have Mark's talents and I look forward to continuing to work with him in our new capacities to implement the strategies and achieve the goals we have developed for Hallmark."

Mr. Schwarz, age 45, has served as a director of Hallmark since 2001. He was elected Chief Executive Officer of Hallmark in January 2003 and also served as President from November 2003 through March 2006. Since 1993, Mr. Schwarz has served, directly or indirectly through entities he controls, as the sole general partner of Newcastle Partners, L.P., a private investment firm. Since 2000, he has also served as the President and sole Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., a private investment management firm. From 1995 until 1999, Mr. Schwarz was also a Vice President of Sandera Capital Management, L.L.C., and from 1993 until 1996, was a securities analyst and portfolio manager for SCM Advisors, L.L.C., both private investment firms associated with the Lamar Hunt family. Mr. Schwarz presently serves as chairman of the boards of directors of Pizza Inn, Inc., an operator and franchisor of pizza restaurants; Bell Industries, Inc., a company primarily engaged in providing computer systems integration services; and New Century Equity Holdings Corp., a company in transition that is currently seeking potential acquisition and merger candidates. Mr. Schwarz is also a director of Nashua Corporation, a manufacturer of specialty papers, labels and printing supplies; SL Industries, Inc., a developer of power systems used in a variety of aerospace, computer, datacom, industrial, medical, telecom, transportation and utility equipment applications; Vesta Insurance Group, Inc., a property/casualty insurance holding company unrelated to Hallmark; and WebFinancial Corporation, a banking and specialty finance company.

Mr. Morrison, age 46, became Executive Vice President and Chief Financial Officer upon joining Hallmark in March, 2004, was given the additional responsibilities of Chief Operating Officer in April, 2005 and was named President in March, 2006. He has been employed in the property and casualty insurance industry since 1993. Prior to joining Hallmark, he had since 2001 served as President of Associates Insurance Group, a subsidiary of the St. Paul Travelers Group. From 1996 through 2000, he served as Senior Vice President and Chief Financial Officer of Associates Insurance Group, a division of Associates First Capital Corporation. From 1991 to 1996, Mr. Morrison served in various financial leadership positions with American Eagle Insurance Group, Republic Insurance Group, and Anthem Life Insurance Company. Mr. Morrison began his career as a public accountant with Ernst & Young, LLP from 1982 to 1991, where he completed his tenure as a Senior Manager.

Mr. Passmore, age 39, has served as Senior Vice President and Chief Accounting Officer of Hallmark since June 2003, and previously served as our Vice President of Business Development. Prior to joining us in November 2002, Mr. Passmore had since 2000 served as Vice President and Controller of Benfield Blanch, Inc. and its predecessor E.W. Blanch Holdings, Inc., a reinsurance intermediary. From 1998 to 1999, he served E.W. Blanch Holdings, Inc. as Assistant Vice President of Financial Reporting. From 1994 to 1998, he was a senior financial analyst with TIG Holdings, Inc., a property/casualty insurance holding company. Mr. Passmore began his career as an accountant for Gulf Insurance Group from 1990 to 1993. Mr. Passmore is a certified public accountant licensed in Texas.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property and casualty insurance products to businesses and individuals. The Company's business involves marketing, distributing, underwriting and servicing commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana, Louisiana, Oklahoma and Washington; marketing, distributing, underwriting and servicing non-standard personal automobile insurance in Texas, New Mexico, Arizona, Oklahoma and Idaho; marketing, distributing, underwriting and servicing general aviation insurance in 48 states; and providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF".

Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer, at (817) 348-1600
www.hallmarkgrp.com